Exhibit 99.1

COMERICA REPORTS SECOND QUARTER NET INCOME OF $70 MILLION

Broad-Based Improvement in Credit Quality Continued,

With Positive Trends in Leading Indicators

Net Interest Margin Expanded 10 Basis Points

Strong Capital and Liquidity to Support Future Growth

DALLAS/July 21, 2010 — Comerica Incorporated (NYSE: CMA) today reported second quarter 2010 net income from continuing operations of $70 million, compared to $35 million for the first quarter 2010. Second quarter net income attributable to common shares of $69 million, compared to a net loss attributable to common shares of $71 million for the first quarter 2010, reflected a lower provision for loan losses resulting from continued improvement in credit quality and the benefit of the first quarter 2010 full redemption of $2.25 billion of preferred stock issued to the U.S. Treasury. Second quarter 2010 included a $126 million provision for loan losses, compared to $175 million for the first quarter 2010.

(dollar amounts in millions, except per share data)	2nd Qtr ‘10		1st Qtr ‘10	2nd Qtr ‘09
Net interest income	$422		$415	$402
Provision for loan losses	126		175	312
Noninterest income	194		194	298
Noninterest expenses	397		404	429

Income from continuing operations, net of tax	70		35	18
Income from discontinued operations, net of tax	—		17	—
Net income	70		52	18
Preferred stock dividends to U.S. Treasury	—		123 (a)	34
Income allocated to participating securities	1		—	—
Net income (loss) attributable to common shares	69		(71)	(16)

Diluted income (loss) per common share	0.39		(0.46)	(0.11)

Tier 1 capital ratio	10.61	% (b)	10.38%	11.58%
Tangible common equity ratio (c)	10.11		9.68	7.55

Net interest margin	3.28		3.18	2.73

(a) First quarter 2010 included non-cash charges of $99 million.

(b) June 30, 2010 ratio is estimated.

(c) See Reconciliation of Non-GAAP Financial Measures.

“Our financial results reflect the many positive trends we have seen over several quarters,” said Ralph W. Babb Jr., chairman and chief executive officer. “This includes three consecutive quarters of broad-based improvement in credit quality, with leading indicators of future credit quality also pointing positive. Our net interest margin continued to expand, and our expenses remained well controlled.  We have strong capital and liquidity to support future growth, with the flexibility to grow organically as well as by acquisition.

- more -

“We continue to reach out to our customers, taking their pulse on the economy, their current financial needs and future plans.  As a relationship-focused ‘Main Street’ bank, this type of proactive outreach is how we differentiate ourselves. Since the onset of the economic downturn, we stepped-up our calling efforts to be sure we were ideally positioned to assist customers in navigating the economic environment and to meet their needs as the economy improves.  This is reflected in our loan pipeline, which is now at its highest level in more than two years.

“While the pace of the economic recovery remains uncertain, we continue to focus on growing new relationships, and expanding existing ones, with confidence we are in the right markets with the right people and a full array of products and services to make a positive difference for our customers, shareholders and the communities we serve.”

Second Quarter 2010 Highlights Compared to First Quarter 2010

•                  Net interest income increased $7 million to $422 million for the second quarter 2010, compared to $415 million for the first quarter 2010. The net interest margin of 3.28 percent increased 10 basis points, from 3.18 percent in the first quarter 2010, with little change from the impact of excess liquidity, represented by average balances deposited with the Federal Reserve Bank.

•                  Net credit-related charge-offs decreased $27 million to $146 million, or 1.44 percent of average total loans, for the second quarter 2010, compared to $173 million, or 1.68 percent of average total loans, for the first quarter 2010.

•                  Watch list loans - generally consistent with regulatory defined special mention, substandard and doubtful (nonaccrual) loans - declined $851 million to $6.7 billion from March 31, 2010 to June 30, 2010.

•                  The provision for credit losses decreased $56 million to $126 million for the second quarter 2010, compared to $182 million for the first quarter 2010, due to continued broad-based improvement in credit metrics.

•                  The tangible common equity ratio was 10.11 percent at June 30, 2010, an increase of 43 basis points from March 31, 2010. The estimated Tier 1 common ratio was 9.79 percent and the estimated Tier 1 capital ratio was 10.61 percent at June 30, 2010, increases of 22 basis points and 23 basis points, respectively, from March 31, 2010.

•                  There were no preferred stock dividends in second quarter 2010, compared to $123 million in the first quarter 2010. Comerica fully redeemed the $2.25 billion of preferred stock issued to the U.S. Treasury under the Capital Purchase Program in March 2010.

Net Interest Income and Net Interest Margin

(dollar amounts in millions)	2nd Qtr ‘10	1st Qtr ‘10	2nd Qtr ‘09
Net interest income	$422	$415	$402

Net interest margin	3.28%	3.18%	2.73%

Selected average balances:
Total earning assets	$51,835	$52,941	$59,522
Total investment securities	7,262	7,382	9,786
Federal Reserve Bank deposits (excess liquidity) (a)	3,719	4,092	1,833
Total loans	40,672	41,313	47,648

Total core deposits (b)	38,928	37,236	34,925
Total noninterest-bearing deposits	15,218	14,624	12,546

(a) See Reconciliation of Non-GAAP Financial Measures.

(b) Core deposits exclude other time deposits and foreign office time deposits.

•                  The $7 million increase in net interest income in the second quarter 2010, when compared to first quarter 2010, resulted primarily from an increase in the net interest margin.

•                  The net interest margin of 3.28 percent increased 10 basis points, compared to first quarter 2010, primarily from maturing higher-cost wholesale funding and a less costly blend of core deposits. The net interest margin was reduced by approximately 23 and 24 basis points in the second and first quarters of 2010, respectively, from excess liquidity, which was represented by $3.7 billion of average balances deposited with the Federal Reserve Bank in the second quarter 2010, compared to $4.1 billion of average balances in the first quarter 2010. At June 30, 2010, excess liquidity was represented by $3.3 billion of balances deposited with the Federal Reserve Bank, compared to $3.8 billion at March 31, 2010.

•                  Average earning assets decreased $1.1 billion, reflecting decreases of $641 million in average loans and $465 million in other earning assets. Over one-half of the decrease in average loans was in the Commercial Real Estate business line, while Mortgage Banker Finance, National Dealer Services, Technology and Life Sciences and Private Banking showed increases. The pace of decline in loans in the second quarter 2010 continued to slow when compared to declines of $1.4 billion in the first quarter 2010 and $2.0 billion in the fourth quarter 2009. While customers remained cautious, credit line utilization was stable since the middle of the first quarter 2010.

•                  Second quarter 2010 average core deposits increased $1.7 billion compared to first quarter 2010, including a $1.3 billion increase in money market and NOW deposits and a $594 million increase in noninterest-bearing deposits.

Noninterest Income

Noninterest income was $194 million for both the second and first quarters of 2010.  Commercial service charges declined from a seasonally high first quarter 2010, while card fees and letter of credit fees increased in the second quarter 2010, compared to the first quarter 2010.

Noninterest Expenses

Noninterest expenses were $397 million for the second quarter 2010, compared to $404 million for the first quarter 2010. The $7 million decrease in noninterest expenses in the second quarter 2010, compared to the first quarter 2010, was primarily due to decreases in the provision for credit losses on lending-related commitments ($7 million) and other real estate expense ($7 million), partially offset by an increase in salaries expense ($10 million).  Salaries expense reflected the impact of one additional day in the second quarter, annual merit increases and increased share-based compensation expense. Full-time equivalent staff decreased by approximately 100 employees from March 31, 2010 and approximately 400 employees, or four percent, from June 30, 2009.

Credit Quality

“The continued broad-based improvement in credit quality reflects our early recognition of issues, and our ability to quickly and proactively work through problem loans,” Babb said.  “Overall charge-offs declined in the second quarter, with a notable decrease in commercial real estate charge-offs. The pace of improvement in credit quality is significant and faster than we had expected. A key indicator of future credit quality is our watch list loans, which are down $851 million.  As a result of the positive trends we have seen, we have reduced our charge-off outlook for full-year 2010.”

•                  Net credit-related charge-offs decreased $27 million to $146 million in the second quarter 2010, from $173 million in the first quarter 2010. The decrease in net credit-related charge-offs resulted primarily from a $50 million decrease in the Commercial Real Estate business line in the second quarter 2010, with decreases in all markets, partially offset by a $32 million increase in the Middle Market business line, primarily in Other Markets.

•                  Nonperforming assets decreased $37 million to $1.2 billion, or 2.98 percent of total loans and foreclosed property, at June 30, 2010.

•                  Watch list loans declined $851 million to $6.7 billion from March 31, 2010 to June 30, 2010.

•                  The provision for credit losses decreased $56 million, with significant declines in the Midwest, Western and Texas markets, partially offset by increases in Florida and Other Markets.

•                  During the second quarter 2010, $199 million of loan relationships greater than $2 million were transferred to nonaccrual status, a decrease of $46 million from the first quarter 2010.  Of the transfers of loan relationships greater than $2 million to nonaccrual in the second quarter 2010, $118 million were in Middle Market, primarily Midwest and Other Markets, $33 million were in the Commercial Real Estate business line and $30 million were in Private Banking.

•                  Nonaccrual loans were charged down 45 percent and 44 percent as of June 30, 2010 and March 31, 2010, respectively, compared to 39 percent one year ago.

•                  Foreclosed property increased $4 million to $93 million at June 30, 2010, from $89 million at March 31, 2010.

•                  Loans past due 90 days or more and still accruing were $115 million at June 30, 2010, an increase of $32 million compared to March 31, 2010.

•                  The allowance for loan losses to total loans ratio was 2.38 percent at June 30, 2010, compared to 2.42 percent at March 31, 2010.

(dollar amounts in millions)	2nd Qtr ‘10	1st Qtr ‘10	2nd Qtr ‘09
Net credit-related charge-offs	$146	$173	$248
Net credit-related charge-offs/Average total loans	1.44%	1.68%	2.08%

Provision for loan losses	$126	$175	$312
Provision for credit losses on lending-related commitments	—	7	(4)
Total provision for credit losses	126	182	308

Nonperforming loans	1,121	1,162	1,130
Nonperforming assets (NPAs)	1,214	1,251	1,230
NPAs/Total loans and foreclosed property	2.98%	3.06%	2.64%

Loans past due 90 days or more and still accruing	$115	$83	$210

Allowance for loan losses	967	987	880
Allowance for credit losses on lending-related commitments (a)	44	44	33
Total allowance for credit losses	1,011	1,031	913
Allowance for loan losses/Total loans	2.38%	2.42%	1.89%
Allowance for loan losses/Nonperforming loans	86	85	78

(a) Included in “Accrued expenses and other liabilities” on the consolidated balance sheets.

Balance Sheet and Capital Management

Total assets and common shareholders’ equity were $55.9 billion and $5.8 billion, respectively, at June 30, 2010, compared to $57.1 billion and $5.7 billion, respectively, at March 31, 2010. There were approximately 176 million common shares outstanding at June 30, 2010.

In the second quarter 2010, the U.S. Treasury sold 11.5 million warrants to purchase an equal amount of shares of Comerica common stock at $29.40 per share, for $16.00 per warrant.  The warrants were originally issued to the U.S. Treasury in connection with Comerica’s participation in the Capital Purchase Program.  Comerica fully redeemed the $2.25 billion of related preferred stock in March 2010. The sale of the warrants by the U.S. Treasury had no impact on Comerica’s equity and the warrants remained outstanding at June 30, 2010.

Comerica’s tangible common equity ratio was 10.11 percent at June 30, 2010, an increase of 43 basis points from March 31, 2010. The estimated Tier 1 common ratio was 9.79 percent and the estimated Tier 1 capital ratio was 10.61 percent at June 30, 2010, increases of 22 basis points and 23 basis points, respectively, from March 31, 2010.

Full-Year 2010 Outlook

For full-year 2010, management expects the following, based on an uncertain pace of economic recovery.

•                  Management expects loans to be stable from period-end June 30, 2010 to period-end December 31, 2010.  Investment securities, excluding auction-rate securities, are expected to remain at a level similar to June 30, 2010.

•                  Based on excess liquidity remaining similar to June 30, 2010 through year-end 2010, management expects an average net interest margin between 3.20 percent and 3.30 percent for full-year 2010, reflecting the benefit, compared to 2009, from improved loan pricing and lower funding costs.  No Federal Funds rate increase is assumed.

•                  Management expects net credit-related charge-offs between $600 million and $650 million for full-year 2010. The provision for credit losses is expected to be below net credit-related charge-offs.

•                  Management expects a low to mid single-digit decline in noninterest income compared to 2009, after excluding $243 million of 2009 net securities gains.  Included in the outlook is an estimated $5 million negative impact on service charge income in the second half of 2010 from overdraft policy changes consistent with new regulations issued by the Federal Reserve.

•                  Management expects a low single-digit decrease in noninterest expenses compared to 2009.

•                  Management expects income tax expense to approximate 35 percent of income before income taxes less approximately $60 million of permanent differences related to low-income housing and bank-owned life insurance, partially offset by approximately $5 million of state adjustments.

Business Segments

Comerica’s continuing operations are strategically aligned into three major business segments: the Business Bank, the Retail Bank, and Wealth & Institutional Management.  The Finance Division also is included as a segment. The financial results below are based on the internal business unit structure of the Corporation and methodologies in effect at June 30, 2010 and are presented on a fully taxable equivalent (FTE) basis. The accompanying narrative addresses second quarter 2010 results compared to first quarter 2010.

The following table presents net income (loss) by business segment.

(dollar amounts in millions)	2nd Qtr ‘10	1st Qtr ‘10	2nd Qtr ‘09
Business Bank	$135	$89	$5
Retail Bank	(3)	(7)	(18)
Wealth & Institutional Management	5	11	15
	137	93	2
Finance	(57)	(59)	8
Other (a)	(10)	18	8
Total	$70	$52	$18

(a)	Includes discontinued operations and items not directly associated with the three major business segments or the Finance Division.

Business Bank

(dollar amounts in millions)	2nd Qtr ‘10	1st Qtr ‘10	2nd Qtr ‘09
Net interest income (FTE)	$351	$341	$328
Provision for loan losses	83	137	252
Noninterest income	78	76	50
Noninterest expenses	157	162	157
Net income	135	89	5

Net credit-related charge-offs	113	137	211

Selected average balances:
Assets	30,609	31,293	37,521
Loans	30,353	30,918	36,760
Deposits	19,069	17,750	14,827

Net interest margin	4.63%	4.48%	3.58%

•                  Average loans decreased $565 million, reflecting declines in all major markets. Over one-half of the decline was in Commercial Real Estate, while Mortgage Banker Finance, National Dealer Services and Technology and Life Sciences showed increases. The decline in loans continued to slow in the second quarter 2010.

•                  Average deposits increased $1.3 billion, primarily due to increases in the Financial Services Division and Global Corporate Banking.

•                  The net interest margin of 4.63 percent increased 15 basis points, primarily due to the benefit provided by the increases in noninterest-bearing deposits and money market deposits.

•                  The provision for loan losses decreased $54 million, primarily due to decreases in Commercial Real Estate and Middle Market.

•                  Noninterest expenses decreased $5 million, primarily due to decreases in the provision for credit losses on lending-related commitments and other real estate expense, partially offset by increases in salaries expense and allocated corporate overhead expenses.

Retail Bank

(dollar amounts in millions)	2nd Qtr ‘10	1st Qtr ‘10	2nd Qtr ‘09
Net interest income (FTE)	$134	$130	$128
Provision for loan losses	20	31	42
Noninterest income	42	44	46
Noninterest expenses	160	154	167
Net loss	(3)	(7)	(18)

Net credit-related charge-offs	22	26	29

Selected average balances:
Assets	5,937	6,106	6,693
Loans	5,446	5,599	6,115
Deposits	16,930	16,718	17,666

Net interest margin	3.17%	3.18%	2.90%

•                  Average loans decreased $153 million, reflecting declines across all markets and business lines.

•                  Average deposits increased $212 million, due to increases in all deposit categories except customer certificates of deposit.

•                  The provision for loan losses decreased $11 million, primarily due to a decrease in Personal Banking.

•                  Noninterest expenses increased $6 million, primarily due to increases in salaries expense and allocated corporate overhead expenses.

Wealth and Institutional Management

(dollar amounts in millions)	2nd Qtr ‘10	1st Qtr ‘10	2nd Qtr ‘09
Net interest income (FTE)	$45	$42	$40
Provision for loan losses	19	12	13
Noninterest income	61	60	73
Noninterest expenses	79	73	77
Net income	5	11	15

Net credit-related charge-offs	11	10	8

Selected average balances:
Assets	4,903	4,862	4,965
Loans	4,840	4,789	4,776
Deposits	2,924	2,791	2,599

Net interest margin	3.73%	3.53%	3.29%

•                  Average loans increased $51 million.

•                  Average deposits increased $133 million, reflecting increases in money market and noninterest-bearing deposits.

•                  The net interest margin of 3.73 percent increased 20 basis points, primarily due to an increase in loan spreads.

•                  The provision for loan losses increased $7 million due to an increase in the Florida market.

•                  Noninterest expenses increased $6 million, due to increases in salaries expense and nominal increases in other expense categories.

Geographic Market Segments

Comerica also provides market segment results for four primary geographic markets: Midwest, Western, Texas and Florida.  In addition to the four primary geographic markets, Other Markets and International are also reported as market segments.  The financial results below are based on methodologies in effect at June 30, 2010 and are presented on a fully taxable equivalent (FTE) basis. The accompanying narrative addresses second quarter 2010 results compared to first quarter 2010.

The following table presents net income (loss) by market segment.

(dollar amounts in millions)	2nd Qtr ‘10	1st Qtr ‘10	2nd Qtr ‘09
Midwest	$57	$26	$—
Western	39	22	(7)
Texas	26	14	5
Florida	(9)	1	(8)
Other Markets	8	16	6
International	16	14	6
	137	93	2
Finance & Other Businesses (a)	(67)	(41)	16
Total	$70	$52	$18

(a) Includes discontinued operations and items not directly associated with the geographic markets.

Midwest Market

(dollar amounts in millions)	2nd Qtr ‘10	1st Qtr ‘10	2nd Qtr ‘09
Net interest income (FTE)	$211	$205	$200
Provision for loan losses	40	81	119
Noninterest income	97	102	92
Noninterest expenses	181	186	186
Net income	57	26	—

Net credit-related charge-offs	51	55	99

Selected average balances:
Assets	14,990	15,573	18,122
Loans	14,959	15,332	17,427
Deposits	18,005	17,068	17,166

Net interest margin	4.69%	4.86%	4.56%

•                  Average loans decreased $373 million, primarily reflecting declines in Global Corporate Banking and Middle Market. The decline in loans continued to slow in the second quarter 2010.

•                  Average deposits increased $937 million, primarily due to increases in the Financial Services Division, Global Corporate Banking and Small Business Banking.

•                  The net interest margin of 4.69 percent decreased 17 basis points, due to an increase in deposits, a decrease in deposit spreads and a decline in loans.

•                  The provision for loan losses decreased $41 million, primarily due to a decrease in Middle Market.

•                  Noninterest expenses decreased $5 million, due to a decrease in the provision for credit losses on lending-related commitments, partially offset by an increase in allocated corporate overhead expense.

Western Market

(dollar amounts in millions)	2nd Qtr ‘10	1st Qtr ‘10	2nd Qtr ‘09
Net interest income (FTE)	$164	$161	$154
Provision for loan losses	27	59	90
Noninterest income	33	36	32
Noninterest expenses	110	105	113
Net income (loss)	39	22	(7)

Net credit-related charge-offs	47	64	70

Selected average balances:
Assets	13,006	13,175	14,901
Loans	12,792	12,980	14,684
Deposits	11,951	11,927	10,717

Net interest margin	5.13%	5.04%	4.20%

•                  Average loans decreased $188 million, primarily due to a decline in Commercial Real Estate. The decline in loans continued to slow in the second quarter 2010.

•                  Average deposits increased $24 million, primarily due to increases in Technology and Life Sciences, the Financial Services Division and Private Banking, partially offset by decreases in Commercial Real Estate and Middle Market.

•                  The net interest margin of 5.13 percent increased nine basis points, primarily due to an increase in loan spreads.

•                  The provision for loan losses decreased $32 million, primarily due to decreases in Commercial Real Estate and Middle Market.

•                  Noninterest expenses increased $5 million, primarily due to increases in salaries expense and allocated corporate overhead expense.

Texas Market

(dollar amounts in millions)	2nd Qtr ‘10	1st Qtr ‘10	2nd Qtr ‘09
Net interest income (FTE)	$81	$79	$73
Provision for loan losses	(1)	17	28
Noninterest income	23	20	21
Noninterest expenses	65	60	60
Net income	26	14	5

Total net credit-related charge-offs	8	25	11

Selected average balances:
Assets	6,652	6,892	7,798
Loans	6,428	6,704	7,547
Deposits	5,316	4,957	4,496

Net interest margin	5.05%	4.79%	3.88%

•                  Average loans decreased $276 million, primarily due to decreases in Energy Lending, Middle Market and Commercial Real Estate.

•                  Average deposits increased $359 million, primarily due to increases in Global Corporate Banking and Energy Lending.

•                  The net interest margin of 5.05 percent increased 26 basis points, primarily due to the benefit provided by an increase in noninterest-bearing and NOW deposits.

•                  The provision for loan losses decreased $18 million, primarily due to a decline Commercial Real Estate.

•                  Noninterest expenses increased $5 million due to increases in salaries expense and allocated corporate overhead expenses.

Florida Market

(dollar amounts in millions)	2nd Qtr ‘10	1st Qtr ‘10	2nd Qtr ‘09
Net interest income (FTE)	$12	$10	$11
Provision for loan losses	17	3	20
Noninterest income	4	3	3
Noninterest expenses	12	9	9
Net income (loss)	(9)	1	(8)

Net credit-related charge-offs	7	10	23

Selected average balances:
Assets	1,576	1,576	1,820
Loans	1,575	1,576	1,820
Deposits	404	361	331

Net interest margin	2.94%	2.54%	2.44%

•      Average deposits increased $43 million, primarily due to an increase in Global Corporate Banking.

•      The net interest margin of 2.94 percent increased 40 basis points primarily due to an increase in loan spreads and the benefit provided by an increase in noninterest-bearing deposits.

•      The provision for loan losses increased $14 million primarily due to Private Banking.

Conference Call and Webcast

Comerica will host a conference call to review second quarter 2010 financial results at 7 a.m. CT Wednesday, July 21, 2010. Interested parties may access the conference call by calling (800) 309-2262 or (706) 679-5261 (event ID No. 82678684). The call and supplemental financial information can also be accessed on the Internet at www.comerica.com.  A replay will be available approximately two hours following the conference call through July 30, 2010. The conference call replay can be accessed by calling (800) 642-1687 or (706) 645-9291 (event ID No. 82678684). A replay of the Webcast can also be accessed via Comerica’s “Investor Relations” page at www.comerica.com.

Comerica Incorporated is a financial services company headquartered in Dallas, Texas, and strategically aligned by three major business segments: the Business Bank, the Retail Bank, and Wealth & Institutional Management. Comerica focuses on relationships and helping people and businesses be successful. In addition to Texas, Comerica Bank locations can be found in Arizona, California, Florida and Michigan, with select businesses operating in several other states, as well as in Canada and Mexico.

This press release contains both financial measures based on accounting principles generally accepted in the United States (GAAP) and non-GAAP based financial measures, which are used where management believes it to be helpful in understanding Comerica’s results of operations or financial position.  Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconcilement to the comparable GAAP financial measure, can be found in this press release.  These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Forward-looking Statements

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “feels,” “expects,” “estimates,” “seeks,” “strives,” “plans,” “intends,” “outlook,” “forecast,” “position,” “target,” “mission,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “outcome,” “continue,” “remain,” “maintain,” “trend,” “objective” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to Comerica or its management, are intended to identify forward-looking statements. These forward-looking statements are predicated on the beliefs and assumptions of Comerica’s management based on information known to Comerica’s management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Comerica’s management for future or past operations, products or services, and forecasts of Comerica’s revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, estimates of credit trends and global stability. Such statements reflect the view of Comerica’s management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Comerica’s actual results could differ materially from those discussed.  Factors that could cause or contribute to such differences are further economic downturns, changes in the pace of an economic recovery and related changes in employment levels, changes in real estate values, fuel prices, energy costs or other events that could affect customer income levels or general economic conditions, the effects of recently enacted legislation, actions taken by or proposed by the U.S. Department of Treasury, the Board of Governors of the Federal Reserve System, the Texas Department of Banking and the Federal Deposit Insurance Corporation, legislation enacted in the future, and the impact and expiration of such legislation and regulatory actions, the effects of war and other armed conflicts or acts of terrorism, the effects of natural disasters including, but not limited to, hurricanes, tornadoes, earthquakes, fires, droughts and floods, the disruption of private or public utilities, the implementation of Comerica’s strategies and business models, management’s ability to maintain and expand customer relationships, changes in customer borrowing, repayment, investment and deposit practices, management’s ability to retain key officers and employees, changes in the accounting treatment of any particular item, the impact of regulatory examinations, declines or other changes in the businesses or industries in which Comerica has a concentration of loans, including, but not limited to, the automotive production industry and the real estate business lines, the anticipated performance of any new banking centers, the entry of new competitors in Comerica’s markets, changes in the level of fee income, changes in applicable laws and regulations, including those concerning taxes, banking, securities and insurance, changes in trade, monetary and fiscal policies, including the interest rate policies of the Board of Governors of the Federal Reserve System, fluctuations in inflation or interest rates, changes in general economic, political or industry conditions and related credit and market conditions, the interdependence of financial service companies and adverse conditions in the stock market. Comerica cautions that the foregoing list of factors is not exclusive. For discussion of factors that may cause actual results to differ from expectations, please refer to our filings with the Securities and Exchange Commission. In particular, please refer to “Item 1A. Risk Factors” beginning on page 11 of Comerica’s Annual Report on Form 10-K for the year ended December 31, 2009 and “Item 1A. Risk Factors” beginning on page 67 of Comerica’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010. Forward-looking statements speak only as of the date they are made. Comerica does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Comerica claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Media Contact:	Investor Contacts:
Wayne J. Mielke	Darlene P. Persons
(214) 462-4463	(214) 462-6831

Tracy Fralick
(214) 462-6834

CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

Comerica Incorporated and Subsidiaries

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in millions, except per share data)	2010	2010	2009	2010	2009
PER COMMON SHARE AND COMMON STOCK DATA
Diluted net income (loss)	$0.39	$(0.46)	$(0.11)	$(0.01)	$(0.27)
Cash dividends declared	0.05	0.05	0.05	0.10	0.10
Common shareholders’ equity (at period end)	32.85	32.15	32.78
Average diluted shares (in thousands)	178,432	155,155	149,410	165,100	149,334
KEY RATIOS
Return on average common shareholders’ equity	4.89%	(5.61)%	(1.25)%	(0.05)%	(1.58)%
Return on average assets	0.50	0.36	0.11	0.43	0.08
Tier 1 common capital ratio (a) (b)	9.79	9.57	7.66
Tier 1 risk-based capital ratio (b)	10.61	10.38	11.58
Total risk-based capital ratio (b)	15.00	14.91	15.97
Leverage ratio (b)	11.35	11.00	12.11
Tangible common equity ratio (a)	10.11	9.68	7.55
AVERAGE BALANCES
Commercial loans	$20,910	$21,015	$25,657	$20,961	$26,413
Real estate construction loans	2,987	3,386	4,325	3,185	4,417
Commercial mortgage loans	10,372	10,387	10,476	10,380	10,454
Residential mortgage loans	1,607	1,632	1,795	1,620	1,821
Consumer loans	2,448	2,481	2,572	2,464	2,573
Lease financing	1,108	1,130	1,227	1,119	1,263
International loans	1,240	1,282	1,596	1,261	1,655
Total loans	40,672	41,313	47,648	40,990	48,596

Earning assets	51,835	52,941	59,522	52,385	60,631
Total assets	56,258	57,519	64,256	56,885	65,490
Noninterest-bearing deposits	15,218	14,624	12,546	14,923	11,958
Interest-bearing core deposits	23,710	22,612	22,379	23,165	22,423
Total core deposits	38,928	37,236	34,925	38,088	34,381
Common shareholders’ equity	5,708	5,070	5,016	5,391	5,020
Total shareholders’ equity	5,708	6,864	7,153	6,283	7,154
NET INTEREST INCOME
Net interest income (fully taxable equivalent basis)	$424	$416	$404	$840	$790
Fully taxable equivalent adjustment	2	1	2	3	4
Net interest margin	3.28%	3.18%	2.73%	3.23%	2.63%
CREDIT QUALITY
Nonaccrual loans	$1,098	$1,145	$1,130
Reduced-rate loans	23	17	—
Total nonperforming loans	1,121	1,162	1,130
Foreclosed property	93	89	100
Total nonperforming assets	1,214	1,251	1,230

Loans past due 90 days or more and still accruing	115	83	210

Gross loan charge-offs	158	184	257	$342	$418
Loan recoveries	12	11	9	23	13
Net loan charge-offs	146	173	248	319	405
Lending-related commitment charge-offs	—	—	—	—	—
Total net credit-related charge-offs	146	173	248	319	405

Allowance for loan losses	967	987	880
Allowance for credit losses on lending-related commitments	44	44	33
Total allowance for credit losses	1,011	1,031	913
Allowance for loan losses as a percentage of total loans	2.38%	2.42%	1.89%
Net loan charge-offs as a percentage of average total loans	1.44	1.68	2.08	1.56%	1.67%
Net credit-related charge-offs as a percentage of average total loans	1.44	1.68	2.08	1.56	1.67
Nonperforming assets as a percentage of total loans and foreclosed property	2.98	3.06	2.64
Allowance for loan losses as a percentage of total nonperforming loans	86	85	78

(a) See Reconciliation of Non-GAAP Financial Measures.

(b) June 30, 2010 ratios are estimated.

CONSOLIDATED BALANCE SHEETS

Comerica Incorporated and Subsidiaries

	June 30,	March 31,	December 31,	June 30,
(in millions, except share data)	2010	2010	2009	2009
	(unaudited)	(unaudited)		(unaudited)
ASSETS
Cash and due from banks	$816	$769	$774	$948

Federal funds sold and securities purchased under agreements to resell	—	—	—	650
Interest-bearing deposits with banks	3,409	3,860	4,843	3,542
Other short-term investments	134	165	138	129

Investment securities available-for-sale	7,188	7,346	7,416	7,757

Commercial loans	21,151	20,756	21,690	24,922
Real estate construction loans	2,774	3,202	3,461	4,152
Commercial mortgage loans	10,318	10,358	10,457	10,400
Residential mortgage loans	1,606	1,631	1,651	1,759
Consumer loans	2,443	2,472	2,511	2,562
Lease financing	1,084	1,120	1,139	1,234
International loans	1,226	1,306	1,252	1,523
Total loans	40,602	40,845	42,161	46,552
Less allowance for loan losses	(967)	(987)	(985)	(880)
Net loans	39,635	39,858	41,176	45,672
Premises and equipment	634	637	644	667
Customers’ liability on acceptances outstanding	24	21	11	7
Accrued income and other assets	4,045	4,450	4,247	4,258
Total assets	$55,885	$57,106	$59,249	$63,630

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$15,769	$15,290	$15,871	$13,558

Money market and NOW deposits	16,062	16,009	14,450	12,352
Savings deposits	1,407	1,462	1,342	1,348
Customer certificates of deposit	5,893	5,979	6,413	8,524
Other time deposits	165	814	1,047	4,593
Foreign office time deposits	484	412	542	616
Total interest-bearing deposits	24,011	24,676	23,794	27,433
Total deposits	39,780	39,966	39,665	40,991
Short-term borrowings	200	489	462	490
Acceptances outstanding	24	21	11	7
Accrued expenses and other liabilities	1,048	1,047	1,022	1,478
Medium- and long-term debt	9,041	9,915	11,060	13,571
Total liabilities	50,093	51,438	52,220	56,537
Fixed rate cumulative perpetual preferred stock, series F, no par value, $1,000 liquidation value per share:
Authorized - 2,250,000 shares at 12/31/09 and 6/30/09
Issued - 2,250,000 shares at 12/31/09 and 6/30/09	—	—	2,151	2,140
Common stock - $5 par value:
Authorized - 325,000,000 shares
Issued - 203,878,110 shares at 6/30/10 and 3/31/10, 178,735,252 shares at 12/31/09 and 6/30/09	1,019	1,019	894	894
Capital surplus	1,467	1,468	740	731
Accumulated other comprehensive loss	(240)	(303)	(336)	(342)
Retained earnings	5,124	5,064	5,161	5,257
Less cost of common stock in treasury - 27,561,412 shares at 6/30/10, 27,575,283 shares at 3/31/10, 27,555,623 shares at 12/31/09 and 27,620,471 shares at 6/30/09	(1,578)	(1,580)	(1,581)	(1,587)
Total shareholders’ equity	5,792	5,668	7,029	7,093
Total liabilities and shareholders’ equity	$55,885	$57,106	$59,249	$63,630

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

Comerica Incorporated and Subsidiaries

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share data)	2010	2009	2010	2009

INTEREST INCOME
Interest and fees on loans	$412	$447	$824	$899
Interest on investment securities	61	103	122	212
Interest on short-term investments	3	2	6	4
Total interest income	476	552	952	1,115

INTEREST EXPENSE
Interest on deposits	29	106	64	231
Interest on short-term borrowings	—	—	—	2
Interest on medium- and long-term debt	25	44	51	96
Total interest expense	54	150	115	329
Net interest income	422	402	837	786
Provision for loan losses	126	312	301	515
Net interest income after provision for loan losses	296	90	536	271

NONINTEREST INCOME
Service charges on deposit accounts	52	55	108	113
Fiduciary income	38	41	77	83
Commercial lending fees	22	19	44	37
Letter of credit fees	19	16	37	32
Card fees	15	12	28	24
Foreign exchange income	10	11	20	20
Bank-owned life insurance	9	10	17	18
Brokerage fees	6	8	12	17
Net securities gains	1	113	3	126
Other noninterest income	22	13	42	51
Total noninterest income	194	298	388	521

NONINTEREST EXPENSES
Salaries	179	171	348	342
Employee benefits	45	53	89	108
Total salaries and employee benefits	224	224	437	450
Net occupancy expense	40	38	81	79
Equipment expense	15	15	32	31
Outside processing fee expense	23	25	46	50
Software expense	22	20	44	40
FDIC insurance expense	16	45	33	60
Legal fees	9	10	18	17
Other real estate expense	5	9	17	16
Litigation and operational losses	2	2	3	4
Provision for credit losses on lending-related commitments	—	(4)	7	(5)
Other noninterest expenses	41	45	83	84
Total noninterest expenses	397	429	801	826
Income (loss) from continuing operations before income taxes	93	(41)	123	(34)
Provision (benefit) for income taxes	23	(59)	18	(60)
Income from continuing operations	70	18	105	26
Income from discontinued operations, net of tax	—	—	17	1
NET INCOME	70	18	122	27
Less:
Preferred stock dividends	—	34	123	67
Income allocated to participating securities	1	—	—	—
Net income (loss) attributable to common shares	$69	$(16)	$(1)	$(40)

Basic earnings per common share:
Income (loss) from continuing operations	$0.40	$(0.11)	$(0.11)	$(0.28)
Net income (loss)	0.40	(0.11)	(0.01)	(0.27)

Diluted earnings per common share:
Income (loss) from continuing operations	0.39	(0.11)	(0.11)	(0.28)
Net income (loss)	0.39	(0.11)	(0.01)	(0.27)

Cash dividends declared on common stock	9	8	18	15
Cash dividends declared per common share	0.05	0.05	0.10	0.10

CONSOLIDATED QUARTERLY STATEMENTS OF INCOME (unaudited)

Comerica Incorporated and Subsidiaries

	Second	First	Fourth	Third	Second	Second Quarter 2010 Compared To:
	Quarter	Quarter	Quarter	Quarter	Quarter	First Quarter 2010		Second Quarter 2009
(in millions, except per share data)	2010	2010	2009	2009	2009	Amount	Percent	Amount	Percent

INTEREST INCOME
Interest and fees on loans	$412	$412	$424	$444	$447	$—	—%	$(35)	(8)%
Interest on investment securities	61	61	53	64	103	—	(1)	(42)	(41)
Interest on short-term investments	3	3	2	3	2	—	(6)	1	36
Total interest income	476	476	479	511	552	—	—	(76)	(14)

INTEREST EXPENSE
Interest on deposits	29	35	52	89	106	(6)	(19)	(77)	(73)
Interest on short-term borrowings	—	—	—	—	—	—	N/M	—	(67)
Interest on medium- and long-term debt	25	26	31	37	44	(1)	(3)	(19)	(44)
Total interest expense	54	61	83	126	150	(7)	(12)	(96)	(64)
Net interest income	422	415	396	385	402	7	2	20	5
Provision for loan losses	126	175	256	311	312	(49)	(27)	(186)	(59)
Net interest income after provision for loan losses	296	240	140	74	90	56	23	206	N/M

NONINTEREST INCOME
Service charges on deposit accounts	52	56	56	59	55	(4)	(6)	(3)	(6)
Fiduciary income	38	39	38	40	41	(1)	(1)	(3)	(6)
Commercial lending fees	22	22	21	21	19	—	2	3	19
Letter of credit fees	19	18	19	18	16	1	1	3	13
Card fees	15	13	14	13	12	2	11	3	18
Foreign exchange income	10	10	11	10	11	—	3	(1)	(5)
Bank-owned life insurance	9	8	9	8	10	1	—	(1)	(10)
Brokerage fees	6	6	7	7	8	—	8	(2)	(26)
Net securities gains	1	2	10	107	113	(1)	(37)	(112)	(99)
Other noninterest income	22	20	29	32	13	2	11	9	67
Total noninterest income	194	194	214	315	298	—	—	(104)	(35)

NONINTEREST EXPENSES
Salaries	179	169	174	171	171	10	6	8	5
Employee benefits	45	44	51	51	53	1	2	(8)	(15)
Total salaries and employee benefits	224	213	225	222	224	11	5	—	—
Net occupancy expense	40	41	43	40	38	(1)	(7)	2	2
Equipment expense	15	17	16	15	15	(2)	(7)	—	—
Outside processing fee expense	23	23	23	24	25	—	2	(2)	(8)
Software expense	22	22	23	21	20	—	(2)	2	5
FDIC insurance expense	16	17	15	15	45	(1)	(1)	(29)	(63)
Legal fees	9	9	12	8	10	—	—	(1)	(8)
Other real estate expense	5	12	22	10	9	(7)	(57)	(4)	(48)
Litigation and operational losses	2	1	3	3	2	1	23	—	(37)
Provision for credit losses on lending-related commitments	—	7	3	2	(4)	(7)	(98)	4	N/M
Other noninterest expenses	41	42	40	39	45	(1)	(2)	(4)	(4)
Total noninterest expenses	397	404	425	399	429	(7)	(2)	(32)	(7)
Income (loss) from continuing operations before income taxes	93	30	(71)	(10)	(41)	63	N/M	134	N/M
Provision (benefit) for income taxes	23	(5)	(42)	(29)	(59)	28	N/M	82	N/M
Income (loss) from continuing operations	70	35	(29)	19	18	35	N/M	52	N/M
Income from discontinued operations, net of tax	—	17	—	—	—	(17)	N/M	—	N/M
NET INCOME (LOSS)	70	52	(29)	19	18	18	34	52	N/M
Less:
Preferred stock dividends	—	123	33	34	34	(123)	N/M	(34)	N/M
Income allocated to participating securities	1	—	—	1	—	1	N/M	1	N/M
Net income (loss) attributable to common shares	$69	$(71)	$(62)	$(16)	$(16)	$140	N/M %	$85	N/M %

Basic earnings per common share:
Income (loss) from continuing operations	$0.40	$(0.57)	$(0.42)	$(0.10)	$(0.11)	$0.97	N/M %	$0.51	N/M %
Net income (loss)	0.40	(0.46)	(0.42)	(0.10)	(0.11)	0.86	N/M	0.51	N/M

Diluted earnings per common share:
Income (loss) from continuing operations	0.39	(0.57)	(0.42)	(0.10)	(0.11)	0.96	N/M	0.50	N/M
Net income (loss)	0.39	(0.46)	(0.42)	(0.10)	(0.11)	0.85	N/M	0.50	N/M

Cash dividends declared on common stock	9	9	8	7	8	—	(2)	1	15
Cash dividends declared per common share	0.05	0.05	0.05	0.05	0.05	—	—	—	—

N/M - Not meaningful

ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES (unaudited)

Comerica Incorporated and Subsidiaries

	2010		2009
(in millions)	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr

Balance at beginning of period	$987	$985	$953	$880	$816

Loan charge-offs:
Commercial	65	49	113	113	88
Real estate construction:
Commercial Real Estate business line (a)	30	71	33	63	81
Other business lines (b)	—	3	—	1	—
Total real estate construction	30	74	33	64	81
Commercial mortgage:
Commercial Real Estate business line (a)	12	16	27	24	23
Other business lines (b)	36	28	25	15	23
Total commercial mortgage	48	44	52	39	46
Residential mortgage	5	2	6	11	2
Consumer	9	8	9	7	12
Lease financing	1	—	6	6	24
International	—	7	13	5	4
Total loan charge-offs	158	184	232	245	257

Recoveries on loans previously charged-off:
Commercial	4	7	7	3	5
Real estate construction	6	1	—	1	—
Commercial mortgage	1	3	1	—	2
Residential mortgage	—	—	—	—	—
Consumer	1	—	—	1	—
Lease financing	—	—	—	—	1
International	—	—	—	1	1
Total recoveries	12	11	8	6	9
Net loan charge-offs	146	173	224	239	248
Provision for loan losses	126	175	256	311	312
Foreign currency translation adjustment	—	—	—	1	—
Balance at end of period	$967	$987	$985	$953	$880

Allowance for loan losses as a percentage of total loans	2.38%	2.42%	2.34%	2.19%	1.89%

Net loan charge-offs as a percentage of average total loans	1.44	1.68	2.09	2.14	2.08

Net credit-related charge-offs as a percentage of average total loans	1.44	1.68	2.10	2.14	2.08

(a) Primarily charge-offs of loans to real estate investors and developers.

(b) Primarily charge-offs of loans secured by owner-occupied real estate.

ANALYSIS OF THE ALLOWANCE FOR CREDIT LOSSES ON LENDING-RELATED COMMITMENTS (unaudited)

Comerica Incorporated and Subsidiaries

	2010		2009
(in millions)	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr

Balance at beginning of period	$44	$37	$35	$33	$37
Less: Charge-offs on lending-related commitments (a)	—	—	1	—	—
Add: Provision for credit losses on lending-related commitments	—	7	3	2	(4)
Balance at end of period	$44	$44	$37	$35	$33

Unfunded lending-related commitments sold	$2	$—	$3	$1	$—

(a) Charge-offs result from the sale of unfunded lending-related commitments.

NONPERFORMING ASSETS (unaudited)

Comerica Incorporated and Subsidiaries

	2010		2009
(in millions)	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr

SUMMARY OF NONPERFORMING ASSETS AND PAST DUE LOANS
Nonaccrual loans:
Commercial	$239	$209	$238	$290	$327
Real estate construction:
Commercial Real Estate business line (a)	385	516	507	542	472
Other business lines (b)	4	3	4	4	4
Total real estate construction	389	519	511	546	476
Commercial mortgage:
Commercial Real Estate business line (a)	135	105	127	137	134
Other business lines (b)	257	226	192	161	175
Total commercial mortgage	392	331	319	298	309
Residential mortgage	53	58	50	27	7
Consumer	11	13	12	8	7
Lease financing	11	11	13	18	—
International	3	4	22	7	4
Total nonaccrual loans	1,098	1,145	1,165	1,194	1,130
Reduced-rate loans	23	17	16	2	—
Total nonperforming loans	1,121	1,162	1,181	1,196	1,130
Foreclosed property	93	89	111	109	100
Total nonperforming assets	$1,214	$1,251	$1,292	$1,305	$1,230

Nonperforming loans as a percentage of total loans	2.76%	2.85%	2.80%	2.74%	2.43%
Nonperforming assets as a percentage of total loans and foreclosed property	2.98	3.06	3.06	2.99	2.64
Allowance for loan losses as a percentage of total nonperforming loans	86	85	83	80	78
Loans past due 90 days or more and still accruing	$115	$83	$101	$161	$210

ANALYSIS OF NONACCRUAL LOANS
Nonaccrual loans at beginning of period	$1,145	$1,165	$1,194	$1,130	$982
Loans transferred to nonaccrual (c)	199	245	266	361	419
Nonaccrual business loan gross charge-offs (d)	(143)	(174)	(217)	(226)	(242)
Loans transferred to accrual status (c)	—	—	—	(4)	—
Nonaccrual business loans sold (e)	(47)	(44)	(10)	(41)	(10)
Payments/Other (f)	(56)	(47)	(68)	(26)	(19)
Nonaccrual loans at end of period	$1,098	$1,145	$1,165	$1,194	$1,130

(a) Primarily loans to real estate investors and developers.

(b) Primarily loans secured by owner-occupied real estate.

(c) Based on an analysis of nonaccrual loans with book balances greater than $2 million.

(d) Analysis of gross loan charge-offs:

Nonaccrual business loans	$143	$174	$217	$226	$242
Performing watch list loans	1	—	—	1	1
Consumer and residential mortgage loans	14	10	15	18	14
Total gross loan charge-offs	$158	$184	$232	$245	$257

(e) Analysis of loans sold:

Nonaccrual business loans	$47	$44	$10	$41	$10
Performing watch list loans	15	12	1	24	6
Total loans sold	$62	$56	$11	$65	$16

(f)     Includes net changes related to nonaccrual loans with balances less than $2 million, payments on nonaccrual loans with book balances greater than $2 million and transfers of nonaccrual loans to foreclosed property. Excludes business loan gross charge-offs and business nonaccrual loans sold.

ANALYSIS OF NET INTEREST INCOME (FTE) (unaudited)

Comerica Incorporated and Subsidiaries

	Six Months Ended
	June 30, 2010			June 30, 2009
	Average		Average	Average		Average
(dollar amounts in millions)	Balance	Interest	Rate	Balance	Interest	Rate

Commercial loans	$20,961	$411	3.95%	$26,413	$453	3.47%
Real estate construction loans	3,185	48	3.03	4,417	65	2.97
Commercial mortgage loans	10,380	216	4.19	10,454	217	4.19
Residential mortgage loans	1,620	44	5.43	1,821	52	5.70
Consumer loans	2,464	44	3.57	2,573	48	3.72
Lease financing	1,119	21	3.73	1,263	17	2.66
International loans	1,261	25	4.00	1,655	32	3.88
Business loan swap income	—	17	—	—	17	—
Total loans	40,990	826	4.06	48,596	901	3.74

Auction-rate securities available-for-sale	847	5	1.06	1,098	9	1.60
Other investment securities available-for-sale	6,475	118	3.72	8,858	205	4.76
Total investment securities available-for-sale	7,322	123	3.40	9,956	214	4.40

Federal funds sold and securities purchased under agreements to resell	1	—	1.17	35	—	0.32
Interest-bearing deposits with banks (a)	3,944	5	0.25	1,862	2	0.26
Other short-term investments	128	1	1.70	182	2	1.78
Total earning assets	52,385	955	3.67	60,631	1,119	3.73

Cash and due from banks	792			915
Allowance for loan losses	(1,048)			(872)
Accrued income and other assets	4,756			4,816
Total assets	$56,885			$65,490

Money market and NOW deposits	$15,709	25	0.32	$12,319	34	0.56
Savings deposits	1,407	—	0.07	1,316	1	0.14
Customer certificates of deposit	6,049	30	0.97	8,788	113	2.60
Total interest-bearing core deposits	23,165	55	0.48	22,423	148	1.33
Other time deposits	584	9	3.18	5,699	82	2.89
Foreign office time deposits	453	—	0.22	702	1	0.33
Total interest-bearing deposits	24,202	64	0.54	28,824	231	1.62

Short-term borrowings	241	—	0.19	1,682	2	0.26
Medium- and long-term debt	10,169	51	0.99	14,461	96	1.33
Total interest-bearing sources	34,612	115	0.67	44,967	329	1.48

Noninterest-bearing deposits	14,923			11,958
Accrued expenses and other liabilities	1,067			1,411
Total shareholders’ equity	6,283			7,154
Total liabilities and shareholders’ equity	$56,885			$65,490

Net interest income/rate spread (FTE)		$840	3.00		$790	2.25

FTE adjustment		$3			$4

Impact of net noninterest-bearing sources of funds			0.23			0.38
Net interest margin (as a percentage of average earning assets) (FTE) (a)			3.23%			2.63%

(a)   Excess liquidity, represented by average balances deposited with the Federal Reserve Bank, reduced the net interest margin by 24 basis points and 7 basis points year-to-date in 2010 and 2009, respectively.  Excluding excess liquidity, the net interest margin would have been 3.47% in 2010 and 2.70% in 2009.  See Reconciliation of Non-GAAP Financial Measures.

ANALYSIS OF NET INTEREST INCOME (FTE) (unaudited)

Comerica Incorporated and Subsidiaries

	Three Months Ended
	June 30, 2010			March 31, 2010			June 30, 2009
	Average		Average	Average		Average	Average		Average
(dollar amounts in millions)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

Commercial loans	$20,910	$206	3.95%	$21,015	$205	3.96%	$25,657	$225	3.55%
Real estate construction loans	2,987	23	3.13	3,386	25	2.95	4,325	32	2.95
Commercial mortgage loans	10,372	109	4.20	10,387	107	4.18	10,476	108	4.17
Residential mortgage loans	1,607	22	5.44	1,632	22	5.41	1,795	26	5.74
Consumer loans	2,448	22	3.56	2,481	22	3.58	2,572	24	3.65
Lease financing	1,108	10	3.72	1,130	11	3.75	1,227	8	2.48
International loans	1,240	13	4.07	1,282	12	3.93	1,596	16	3.90
Business loan swap income	—	9	—	—	8	—	—	9	—
Total loans	40,672	414	4.07	41,313	412	4.04	47,648	448	3.77

Auction-rate securities available-for-sale	816	3	1.19	879	2	0.93	1,052	4	1.48
Other investment securities available-for-sale	6,446	58	3.71	6,503	60	3.72	8,734	100	4.70
Total investment securities available-for-sale	7,262	61	3.41	7,382	62	3.38	9,786	104	4.35

Federal funds sold and securities purchased under agreements to resell	1	—	1.35	—	—	—	13	—	0.33
Interest-bearing deposits with banks (a)	3,768	3	0.25	4,122	2	0.25	1,876	1	0.28
Other short-term investments	132	—	1.65	124	1	1.75	199	1	1.88
Total earning assets	51,835	478	3.70	52,941	477	3.65	59,522	554	3.75

Cash and due from banks	795			788			881
Allowance for loan losses	(1,037)			(1,058)			(913)
Accrued income and other assets	4,665			4,848			4,766
Total assets	$56,258			$57,519			$64,256

Money market and NOW deposits	$16,354	13	0.32	$15,055	12	0.32	$12,304	15	0.49
Savings deposits	1,429	—	0.07	1,384	—	0.07	1,354	—	0.11
Customer certificates of deposit	5,927	15	0.92	6,173	15	1.02	8,721	55	2.53
Total interest-bearing core deposits	23,710	28	0.45	22,612	27	0.50	22,379	70	1.26
Other time deposits	295	1	2.14	877	8	3.53	5,124	36	2.75
Foreign office time deposits	448	—	0.23	458	—	0.21	734	—	0.26
Total interest-bearing deposits	24,453	29	0.47	23,947	35	0.60	28,237	106	1.50

Short-term borrowings	248	—	0.27	234	—	0.11	1,010	—	0.20
Medium- and long-term debt	9,571	25	1.04	10,775	26	0.95	14,002	44	1.27
Total interest-bearing sources	34,272	54	0.63	34,956	61	0.71	43,249	150	1.40

Noninterest-bearing deposits	15,218			14,624			12,546
Accrued expenses and other liabilities	1,060			1,075			1,308
Total shareholders’ equity	5,708			6,864			7,153
Total liabilities and shareholders’ equity	$56,258			$57,519			$64,256

Net interest income/rate spread (FTE)		$424	3.07		$416	2.94		$404	2.35

FTE adjustment		$2			$1			$2

Impact of net noninterest-bearing sources of funds			0.21			0.24			0.38
Net interest margin (as a percentage of average earning assets) (FTE) (a)			3.28%			3.18%			2.73%

(a)

Excess liquidity, represented by average balances deposited with the Federal Reserve Bank, reduced the net interest margin by 23 basis points and 24 basis points in the second and first quarters of 2010, respectively, and by 8 basis points in the second quarter of 2009.  Excluding excess liquidity, the net interest margin would have been 3.51%, 3.42% and 2.81% in each respective period.  See Reconciliation of Non-GAAP Financial Measures.

CONSOLIDATED STATISTICAL DATA (unaudited)

Comerica Incorporated and Subsidiaries

	June 30,	March 31,	December 31,	September 30,	June 30,
(in millions, except per share data)	2010	2010	2009	2009	2009

Commercial loans:
Floor plan	$1,586	$1,351	$1,367	$857	$1,492
Other	19,565	19,405	20,323	21,689	23,430
Total commercial loans	21,151	20,756	21,690	22,546	24,922
Real estate construction loans:
Commercial Real Estate business line (a)	2,345	2,741	2,988	3,328	3,500
Other business lines (b)	429	461	473	542	652
Total real estate construction loans	2,774	3,202	3,461	3,870	4,152
Commercial mortgage loans:
Commercial Real Estate business line (a)	1,971	1,880	1,824	1,678	1,728
Other business lines (b)	8,347	8,478	8,633	8,702	8,672
Total commercial mortgage loans	10,318	10,358	10,457	10,380	10,400
Residential mortgage loans	1,606	1,631	1,651	1,679	1,759
Consumer loans:
Home equity	1,761	1,782	1,817	1,818	1,814
Other consumer	682	690	694	726	748
Total consumer loans	2,443	2,472	2,511	2,544	2,562
Lease financing	1,084	1,120	1,139	1,197	1,234
International loans	1,226	1,306	1,252	1,355	1,523
Total loans	$40,602	$40,845	$42,161	$43,571	$46,552

Goodwill	$150	$150	$150	$150	$150
Loan servicing rights	6	6	7	8	9

Tier 1 common capital ratio (c) (d)	9.79%	9.57%	8.18%	8.04%	7.66%
Tier 1 risk-based capital ratio (d)	10.61	10.38	12.46	12.21	11.58
Total risk-based capital ratio (d)	15.00	14.91	16.93	16.79	15.97
Leverage ratio (d)	11.35	11.00	13.25	12.46	12.11
Tangible common equity ratio (c)	10.11	9.68	7.99	7.96	7.55

Book value per common share	$32.85	$32.15	$32.27	$32.36	$32.78
Market value per share for the quarter:
High	45.85	39.36	32.30	31.83	26.47
Low	35.44	29.68	26.49	19.94	16.03
Close	36.83	38.04	29.57	29.67	21.15

Quarterly ratios:
Return on average common shareholders’ equity	4.89%	(5.61)%	(5.10)%	(1.27)%	(1.25)%
Return on average assets	0.50	0.36	(0.19)	0.12	0.11
Efficiency ratio	64.47	66.45	70.68	67.14	72.75

Number of banking centers	437	449	447	444	441

Number of employees - full time equivalent	9,107	9,215	9,330	9,384	9,497

(a) Primarily loans to real estate investors and developers.

(b) Primarily loans secured by owner-occupied real estate.

(c) See Reconciliation of Non-GAAP Financial Measures.

(d) June 30, 2010 ratios are estimated.

PARENT COMPANY ONLY BALANCE SHEETS (unaudited)

Comerica Incorporated

	June 30,	December 31,	June 30,
(in millions, except share data)	2010	2009	2009

ASSETS
Cash and due from subsidiary bank	$15	$5	$5
Short-term investments with subsidiary bank	659	2,150	2,223
Other short-term investments	83	86	80
Investment in subsidiaries, principally banks	5,961	5,710	5,700
Premises and equipment	4	4	4
Other assets	190	186	190
Total assets	$6,912	$8,141	$8,202

LIABILITIES AND SHAREHOLDERS’ EQUITY
Medium- and long-term debt	$999	$986	$985
Other liabilities	121	126	124
Total liabilities	1,120	1,112	1,109

Fixed rate cumulative perpetual preferred stock, series F, no par value, $1,000 liquidation preference per share:
Authorized - 2,250,000 shares at 12/31/09 and 6/30/09
Issued — 2,250,000 shares at 12/31/09 and 6/30/09	—	2,151	2,140
Common stock - $5 par value:
Authorized - 325,000,000 shares
Issued - 203,878,110 shares at 6/30/10 and 178,735,252 shares at 12/31/09 and 6/30/09	1,019	894	894
Capital surplus	1,467	740	731
Accumulated other comprehensive loss	(240)	(336)	(342)
Retained earnings	5,124	5,161	5,257
Less cost of common stock in treasury - 27,561,412 shares at 6/30/10, 27,555,623 shares at 12/31/09 and 27,620,471 shares at 6/30/09	(1,578)	(1,581)	(1,587)
Total shareholders’ equity	5,792	7,029	7,093
Total liabilities and shareholders’ equity	$6,912	$8,141	$8,202

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (unaudited)

Comerica Incorporated and Subsidiaries

					Accumulated
		Common Stock			Other			Total
	Preferred	Shares		Capital	Comprehensive	Retained	Treasury	Shareholders’
(in millions, except per share data)	Stock	Outstanding	Amount	Surplus	Loss	Earnings	Stock	Equity

BALANCE AT DECEMBER 31, 2008	$2,129	150.5	$894	$722	$(309)	$5,345	$(1,629)	$7,152
Net income	—	—	—	—	—	27	—	27
Other comprehensive loss, net of tax	—	—	—	—	(33)	—	—	(33)
Total comprehensive loss								(6)
Cash dividends declared on preferred stock	—	—	—	—	—	(57)	—	(57)
Cash dividends declared on common stock ($0.10 per share)	—	—	—	—	—	(15)	—	(15)
Purchase of common stock	—	(0.1)	—	—	—	—	(1)	(1)
Accretion of discount on preferred stock	11	—	—	—	—	(11)	—	—
Net issuance of common stock under employee stock plans	—	0.7	—	(14)	—	(32)	43	(3)
Share-based compensation	—	—	—	18	—	—	—	18
Other	—	—	—	5	—	—	—	5
BALANCE AT JUNE 30, 2009	$2,140	151.1	$894	$731	$(342)	$5,257	$(1,587)	$7,093
BALANCE AT DECEMBER 31, 2009	$2,151	151.2	$894	$740	$(336)	$5,161	$(1,581)	$7,029
Net income	—	—	—	—	—	122	—	122
Other comprehensive income, net of tax	—	—	—	—	96	—	—	96
Total comprehensive income								218
Cash dividends declared on preferred stock	—	—	—	—	—	(38)	—	(38)
Cash dividends declared on common stock ($0.10 per share)	—	—	—	—	—	(18)	—	(18)
Purchase of common stock	—	—	—	—	—	—	(4)	(4)
Issuance of common stock	—	25.1	125	724	—	—	—	849
Redemption of preferred stock	(2,250)	—	—	—	—	—	—	(2,250)
Redemption discount accretion on preferred stock	94	—	—	—	—	(94)	—	—
Accretion of discount on preferred stock	5	—	—	—	—	(5)	—	—
Net issuance of common stock under employee stock plans	—	—	—	(5)	—	(4)	6	(3)
Share-based compensation	—	—	—	11	—	—	—	11
Other	—	—	—	(3)	—	—	1	(2)
BALANCE AT JUNE 30, 2010	$—	176.3	$1,019	$1,467	$(240)	$5,124	$(1,578)	$5,792

BUSINESS SEGMENT FINANCIAL RESULTS (unaudited)

Comerica Incorporated and Subsidiaries

			Wealth &
(dollar amounts in millions)	Business	Retail	Institutional
Three Months Ended June 30, 2010	Bank	Bank	Management	Finance	Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$351	$134	$45	$(103)	$(3)	$424
Provision for loan losses	83	20	19	—	4	126
Noninterest income	78	42	61	13	—	194
Noninterest expenses	157	160	79	2	(1)	397
Provision (benefit) for income taxes (FTE)	54	(1)	3	(35)	4	25
Income from discontinued operations, net of tax	—	—	—	—	—	—
Net income (loss)	$135	$(3)	$5	$(57)	$(10)	$70
Net credit-related charge-offs	$113	$22	$11	$—	$—	$146

Selected average balances:
Assets	$30,609	$5,937	$4,903	$9,343	$5,466	$56,258
Loans	30,353	5,446	4,840	36	(3)	40,672
Deposits	19,069	16,930	2,924	653	95	39,671
Liabilities	19,040	16,895	2,909	10,838	868	50,550
Attributed equity	3,110	646	408	1,005	539	5,708

Statistical data:
Return on average assets (a)	1.75%	(0.06)%	0.43%	N/M	N/M	0.50%
Return on average attributed equity	17.25	(1.66)	5.19	N/M	N/M	4.89
Net interest margin (b)	4.63	3.17	3.73	N/M	N/M	3.28
Efficiency ratio	36.86	89.14	77.57	N/M	N/M	64.47

			Wealth &
	Business	Retail	Institutional
Three Months Ended March 31, 2010	Bank	Bank	Management	Finance	Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$341	$130	$42	$(105)	$8	$416
Provision for loan losses	137	31	12	—	(5)	175
Noninterest income	76	44	60	12	2	194
Noninterest expenses	162	154	73	2	13	404
Provision (benefit) for income taxes (FTE)	29	(4)	6	(36)	1	(4)
Income from discontinued operations, net of tax	—	—	—	—	17	17
Net income (loss)	$89	$(7)	$11	$(59)	$18	$52
Net credit-related charge-offs	$137	$26	$10	$—	$—	$173

Selected average balances:
Assets	$31,293	$6,106	$4,862	$9,416	$5,842	$57,519
Loans	30,918	5,599	4,789	9	(2)	41,313
Deposits	17,750	16,718	2,791	1,218	94	38,571
Liabilities	17,711	16,678	2,777	12,601	888	50,655
Attributed equity	3,159	589	357	919	1,840	6,864

Statistical data:
Return on average assets (a)	1.13%	(0.17)%	0.92%	N/M	N/M	0.36%
Return on average attributed equity	11.24	(4.86)	12.50	N/M	N/M	(5.61)
Net interest margin (b)	4.48	3.18	3.53	N/M	N/M	3.18
Efficiency ratio	38.72	88.44	73.18	N/M	N/M	66.45

			Wealth &
	Business	Retail	Institutional
Three Months Ended June 30, 2009	Bank	Bank	Management	Finance	Other	Total
Earnings summary:
Net interest income (expense) (FTE)	$328	$128	$40	$(101)	$9	$404
Provision for loan losses	252	42	13	—	5	312
Noninterest income	50	46	73	124	5	298
Noninterest expenses	157	167	77	7	21	429
Provision (benefit) for income taxes (FTE)	(36)	(17)	8	8	(20)	(57)
Income from discontinued operations, net of tax	—	—	—	—	—	—
Net income (loss)	$5	$(18)	$15	$8	$8	$18
Net credit-related charge-offs	$211	$29	$8	$—	$—	$248

Selected average balances:
Assets	$37,521	$6,693	$4,965	$12,320	$2,757	$64,256
Loans	36,760	6,115	4,776	3	(6)	47,648
Deposits	14,827	17,666	2,599	5,669	22	40,783
Liabilities	15,110	17,639	2,593	21,484	277	57,103
Attributed equity	3,353	648	373	1,140	1,639	7,153

Statistical data:
Return on average assets (a)	0.05%	(0.40)%	1.21%	N/M	N/M	0.11%
Return on average attributed equity	0.58	(11.41)	16.11	N/M	N/M	(1.25)
Net interest margin (b)	3.58	2.90	3.29	N/M	N/M	2.73
Efficiency ratio	41.79	95.00	69.77	N/M	N/M	72.75

(a) Return on average assets is calculated based on the greater of average assets or average liabilities and attributed equity.

(b) Net interest margin is calculated based on the greater of average earning assets or average deposits and purchased funds.

FTE - Fully Taxable Equivalent

N/M - Not Meaningful

MARKET SEGMENT FINANCIAL RESULTS (unaudited)

Comerica Incorporated and Subsidiaries

							Finance
(dollar amounts in millions)					Other		& Other
Three Months Ended June 30, 2010	Midwest	Western	Texas	Florida	Markets	International	Businesses	Total
Earnings summary:
Net interest income (expense) (FTE)	$211	$164	$81	$12	$43	$19	$(106)	$424
Provision for loan losses	40	27	(1)	17	44	(5)	4	126
Noninterest income	97	33	23	4	15	9	13	194
Noninterest expenses	181	110	65	12	20	8	1	397
Provision (benefit) for income taxes (FTE)	30	21	14	(4)	(14)	9	(31)	25
Income from discontinued operations, net of tax	—	—	—	—	—	—	—	—
Net income (loss)	$57	$39	$26	$(9)	$8	$16	$(67)	$70
Net credit-related charge-offs	$51	$47	$8	$7	$33	$—	$—	$146

Selected average balances:
Assets	$14,990	$13,006	$6,652	$1,576	$3,570	$1,655	$14,809	$56,258
Loans	14,959	12,792	6,428	1,575	3,294	1,591	33	40,672
Deposits	18,005	11,951	5,316	404	2,195	1,052	748	39,671
Liabilities	17,982	11,876	5,308	392	2,227	1,059	11,706	50,550
Attributed equity	1,472	1,358	672	161	339	162	1,544	5,708

Statistical data:
Return on average assets (a)	1.17%	1.17%	1.54%	(2.18)%	0.89%	3.90%	N/M	0.50%
Return on average attributed equity	15.44	11.38	15.29	(21.31)	9.42	39.95	N/M	4.89
Net interest margin (b)	4.69	5.13	5.05	2.94	5.29	4.62	N/M	3.28
Efficiency ratio	58.22	55.91	62.32	76.90	37.84	30.48	N/M	64.47

							Finance
					Other		& Other
Three Months Ended March 31, 2010	Midwest	Western	Texas	Florida	Markets	International	Businesses	Total
Earnings summary:
Net interest income (expense) (FTE)	$205	$161	$79	$10	$40	$18	$(97)	$416
Provision for loan losses	81	59	17	3	23	(3)	(5)	175
Noninterest income	102	36	20	3	10	9	14	194
Noninterest expenses	186	105	60	9	21	8	15	404
Provision (benefit) for income taxes (FTE)	14	11	8	—	(10)	8	(35)	(4)
Income from discontinued operations, net of tax	—	—	—	—	—	—	17	17
Net income (loss)	$26	$22	$14	$1	$16	$14	$(41)	$52
Net credit-related charge-offs	$55	$64	$25	$10	$14	$5	$—	$173

Selected average balances:
Assets	$15,573	$13,175	$6,892	$1,576	$3,417	$1,628	$15,258	$57,519
Loans	15,332	12,980	6,704	1,576	3,126	1,588	7	41,313
Deposits	17,068	11,927	4,957	361	1,973	973	1,312	38,571
Liabilities	17,044	11,846	4,941	347	2,010	978	13,489	50,655
Attributed equity	1,446	1,315	670	164	352	158	2,759	6,864

Statistical data:
Return on average assets (a)	0.55%	0.67%	0.84%	0.17%	1.85%	3.50%	N/M	0.36%
Return on average attributed equity	7.09	6.68	8.66	1.60	17.97	36.09	N/M	(5.61)
Net interest margin (b)	4.86	5.04	4.79	2.54	5.23	4.64	N/M	3.18
Efficiency ratio	60.64	53.08	60.36	72.04	43.87	29.12	N/M	66.45

							Finance
					Other		& Other
Three Months Ended June 30, 2009	Midwest	Western	Texas	Florida	Markets	International	Businesses	Total
Earnings summary:
Net interest income (expense) (FTE)	$200	$154	$73	$11	$41	$17	$(92)	$404
Provision for loan losses	119	90	28	20	43	7	5	312
Noninterest income	92	32	21	3	13	8	129	298
Noninterest expenses	186	113	60	9	25	8	28	429
Provision (benefit) for income taxes (FTE)	(13)	(10)	1	(7)	(20)	4	(12)	(57)
Income from discontinued operations, net of tax	—	—	—	—	—	—	—	—
Net income (loss)	$—	$(7)	$5	$(8)	$6	$6	$16	$18
Net credit-related charge-offs	$99	$70	$11	$23	$42	$3	$—	$248

Selected average balances:
Assets	$18,122	$14,901	$7,798	$1,820	$4,488	$2,050	$15,077	$64,256
Loans	17,427	14,684	7,547	1,820	4,157	2,016	(3)	47,648
Deposits	17,166	10,717	4,496	331	1,582	800	5,691	40,783
Liabilities	17,461	10,625	4,505	321	1,643	787	21,761	57,103
Attributed equity	1,568	1,358	694	182	415	157	2,779	7,153

Statistical data:
Return on average assets (a)	—%	(0.19)%	0.24%	(1.78)%	0.57%	1.13%	N/M	0.11%
Return on average attributed equity	(0.01)	(2.13)	2.65	(17.76)	6.17	14.71	N/M	(1.25)
Net interest margin (b)	4.56	4.20	3.88	2.44	4.00	3.27	N/M	2.73
Efficiency ratio	63.83	60.67	63.92	66.24	47.75	30.99	N/M	72.75

(a) Return on average assets is calculated based on the greater of average assets or average liabilities and attributed equity.

(b) Net interest margin is calculated based on the greater of average earning assets or average deposits and purchased funds.

FTE - Fully Taxable Equivalent

N/M - Not Meaningful

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (unaudited)

Comerica Incorporated and Subsidiaries

	Six Months Ended June 30,
(dollar amounts in millions)	2010	2009
Net interest income (FTE)	$840	$790
Less:
Interest earned on excess liquidity (a)	5	2
Net interest income (FTE), excluding excess liquidity	$835	$788

Average earning assets	$52,385	$60,631
Less:
Average net unrealized gains on investment securities available-for-sale	71	226
Average earning assets for net interest margin (FTE)	52,314	60,405
Less:
Excess liquidity (a)	3,905	1,823
Average earning assets for net interest margin (FTE), excluding excess liquidity	$48,409	$58,582

Net interest margin (FTE)	3.23%	2.63%
Net interest margin (FTE), excluding excess liquidity	3.47	2.70

Impact of excess liquidity on net interest margin (FTE)	(0.24)	(0.07)

	2010		2009
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Net interest income (FTE)	$424	$416	$398	$387	$404
Less:
Interest earned on excess liquidity (a)	2	2	1	2	1
Net interest income (FTE), excluding excess liquidity	$422	$414	$397	$385	$403

Average earning assets	$51,835	$52,941	$53,953	$57,513	$59,522
Less:
Average net unrealized gains on investment securities available-for-sale	80	62	107	102	239
Average earning assets for net interest margin (FTE)	51,755	52,879	53,846	57,411	59,283
Less:
Excess liquidity (a)	3,719	4,092	2,453	3,492	1,833
Average earning assets for net interest margin (FTE), excluding excess liquidity	$48,036	$48,787	$51,393	$53,919	$57,450

Net interest margin (FTE)	3.28%	3.18%	2.94%	2.68%	2.73%
Net interest margin (FTE), excluding excess liquidity	3.51	3.42	3.07	2.84	2.81

Impact of excess liquidity on net interest margin (FTE)	(0.23)	(0.24)	(0.13)	(0.16)	(0.08)

(a) Excess liquidity represented by interest earned on and average balances deposited with the Federal Reserve Bank (FRB).

The net interest margin (FTE), excluding excess liquidity, removes interest earned on balances deposited with the FRB from net interest income (FTE) and average balances deposited with the FRB from average earning asssets from the numerator and denominator of the net interest margin (FTE) ratio, respectively.  Comerica believes this measurement provides meaningful information to investors, regulators, management and others of the impact on net interest income and net interest margin resulting from Comerica's short-term investment in low yielding instruments.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (unaudited)

Comerica Incorporated and Subsidiaries

	June 30,	March 31,	December 31,	September 30,	June 30,
	2010	2010	2009	2009	2009
Tier 1 capital (a) (b)	$6,371	$6,311	$7,704	$7,735	$7,774
Less:
Fixed rate cumulative perpetual preferred stock	—	—	2,151	2,145	2,140
Trust preferred securities	495	495	495	495	495
Tier 1 common capital (b)	$5,876	$5,816	$5,058	$5,095	$5,139
Risk-weighted assets (a) (b)	$60,037	$60,792	$61,815	$63,355	$67,124
Tier 1 common capital ratio (b)	9.79%	9.57%	8.18%	8.04%	7.66%

Total shareholders’ equity	$5,792	$5,668	$7,029	$7,035	$7,093
Less:
Fixed rate cumulative perpetual preferred stock	—	—	2,151	2,145	2,140
Goodwill	150	150	150	150	150
Other intangible assets	6	7	8	8	10
Tangible common equity	$5,636	$5,511	$4,720	$4,732	$4,793
Total assets	$55,885	$57,106	$59,249	$59,590	$63,630
Less:
Goodwill	150	150	150	150	150
Other intangible assets	6	7	8	8	10
Tangible assets	$55,729	$56,949	$59,091	$59,432	$63,470
Tangible common equity ratio	10.11%	9.68%	7.99%	7.96%	7.55%

(a) Tier 1 capital and risk-weighted assets as defined by regulation.

(b) June 30, 2010 Tier 1 capital and risk-weighted assets are estimated.

The Tier 1 common capital ratio removes preferred stock and qualifying trust preferred securities from Tier 1 capital as defined by and calculated in conformity with bank regulations.  The tangible common equity ratio removes preferred stock and the effect of intangible assets from capital and the effect of intangible assets from total assets.  Comerica believes these measurements are meaningful measures of capital adequacy used by investors, regulators, management and others to evaluate the adequacy of common equity and to compare against other companies in the industry.